EXHIBIT 10.22
NON-COMPETITION AGREEMENT

This Non-Compete and Non-Solicitation Agreement (“Agreement”) is by and between Webster Bank, N.A., acting through its division, HSA Bank ("Employer"), and Charles L. Wilkins ("Employee").

WHEREAS, Employee currently works in Employer’s HSA Bank division as Head of HSA Bank;

WHEREAS, Employer has offered Employee additional salary and benefits pursuant to the terms of a Letter Agreement, to which this Agreement is appended and made a part thereof, in order to induce Employee to continue his employment with Employer;

WHEREAS, Employer and Employee agree that, in the course of his employment with Employer, Employee has had, and will continue to have, access to and come into contact with Customers (as hereinafter defined) of Employer, and has had, and will continue to have, access to Confidential Information (as hereinafter defined), which contacts and information would provide invaluable benefits to Competitors (as hereinafter defined) and potential Competitors of Employer;

WHEREAS, Employee acknowledges and agrees that Employer has a reasonable, necessary and legitimate business interest in protecting its Confidential Information and that the terms and conditions set forth below are reasonable and necessary in order to protect the Employer’s legitimate business interests;

NOW THEREFORE, in consideration of Employee’s continued employment with Employer pursuant to the terms of the Letter Agreement, and Employee’s receipt of all the benefits related to such employment including but not limited to, enhanced compensation and benefits, and all other valuable consideration, receipt of which is hereby acknowledged, Employee agrees to the following terms:
1.While Employee is employed by Employer and for one (1) year after the termination of his employment for any reason whatsoever, Employee will not, directly or indirectly, own, manage, or participate in the ownership, management, operation or control of, or be connected with as an officer, employee, partner, director, consultant, or otherwise, any enterprise which engages in, or is about to engage in, or otherwise carries on in, the delivery of HSA, FSA and/or HRA administration or related financial services in competition with Employer’s HSA Bank division line of business in any area or market for which Employee is now or hereafter required to market health savings accounts to customers or potential Customers (as hereinafter defined) on behalf of Employer (“Competitor”). By way of example, Competitors shall include, but not be limited to, the entities listed in Exhibit A. As used in this Agreement, “Customer” shall include any person or entity, including the employees, agents and representatives of any entity, with which Employer is engaged in business related to the administration of health savings accounts at the time, or within 12 months prior to the time, Employee ceases employment with Employer. The parties agree that health savings accounts administration is a unique service, and as a result, Customers may include health plans, third party administrators, payroll administrators, software platform providers, and employers.
2.Employee agrees that he will, before accepting any offer of employment, consulting agreement or business opportunity which relates to the provision of services that are competitive with services that Employer’s HSA Bank division offers, make disclosure of the existence and terms of this Agreement to such person or entity that has extended Employee such offer. Employee authorizes Employer to provide a copy of this Agreement to any such person or entity.
3.Employee covenants and agrees to treat as confidential and not to disclose, and to use only for the advancement of the interests of Employer, all information, plans, records, trade secrets, and Confidential Information (as hereinafter defined) or other data of Employer that Employee compiled, received, or discovered in the course of his employment, which Employee knows to have been acquired by him in confidence or which he knows would not otherwise be available to, or become known to, Competitors of Employer or to members of the public. As used in this Agreement, "Confidential Information" shall mean any information concerning any proprietary matters relating to the affairs or business of Employer, including, without limitation, the names or addresses of Customers of Employer’s HSA Bank Division, information concerning such Customers' accounts or portfolios, buying habits and practices of Customers, market research and strategies, sales plans, financial information, any information marked or designated as confidential or proprietary or that could reasonably be deemed so given the content, context or circumstances surrounding its communication.
4.Employee agrees that upon termination of his employment for any reason whatsoever, or at any other time upon Employer's request, he will immediately return to Employer any and all Customer information, Confidential Information and other tangible and intangible property belonging to Employer, or any of its Customers, within his possession or control, and will not at any time thereafter copy, reproduce or otherwise facilitate the future disclosure of the same, nor shall any of such materials be removed from the office location at which Employee is employed, either in original form or in duplicated or copied form, and that the names, addresses, and other facts in such records are not to be transmitted verbally except as necessary in the ordinary course of conducting business for Employer.
5.Although the parties consider the restrictions contained in Paragraphs 2 through 5 to be reasonable as to the protected business, duration, and geographic area, in the event that any court of competent jurisdiction deems any of them to be unreasonable, then such restrictions shall apply to the broadest business, longest period, and largest geographic territory as may be considered reasonable by such court, and such provisions, as so amended, shall be enforced. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
6.Employee acknowledges and agrees that breach of this Agreement will result in irreparable and continuing damage to Employer for which money damages may not provide adequate relief, and Employee agrees that breach of any of the terms of this Agreement shall entitle Employer to both preliminary and permanent injunctive relief, without the necessity of posting a bond, and to money damages, including attorney's fees and expenses incurred in enforcing this Agreement, insofar as they can be determined under the circumstances. Nothing in this Agreement shall be construed to prohibit Employer from availing itself of any other remedy for breach of any of the covenants herein and the parties agree that all remedies available to Employer are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law. The existence of any claim, demand, action or cause of action by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of its rights hereunder.
7.Employee agrees that the terms set forth herein shall survive the termination of Employee’s employment with Employer for any reason whatsoever. Employee further agrees that the language used in this Agreement is not intended to create, nor is it to be construed to constitute an express or implied contract of employment between Employer and Employee. The parties agree that Employee's employment with Employer is for an indefinite period of time, terminable at the will of either party at any time and for any reason.
8.The laws of the State of Connecticut shall govern all matters arising out of or relating to this Agreement, including, without limitation, its interpretation, construction, performance and enforcement. Any proceeding arising from a dispute between the parties in any manner concerning this Agreement or its terms and conditions shall only be initiated and prosecuted as to all parties and their successors and assigns in courts having situs within the State of Connecticut and not in any other state. The Employer and the Employee agree to be subject to the personal jurisdiction of the courts of Connecticut. Each party waives, to the fullest extent permitted by law, any objection that it may now or later have to the laying of venue in courts of the State of Connecticut, or the U.S. District Court for the District of Connecticut, and any claim that such action or proceeding brought in the designated courts has been brought in an inconvenient forum.
9.This Agreement and the rights, duties, and obligations of Employee hereunder may not be assigned or delegated and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Employer may assign or delegate its rights, duties, and obligations hereunder to any subsidiary, affiliate or to any person or entity related to Employer or arising through merger, consolidation, reorganization, or other business combination or by acquisition of assets of Employer. This Agreement shall inure to the benefit of Employer's successors and assigns. This Agreement may not be changed orally but only by an agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought. Any waiver of any provision of this Agreement shall be effective only if in writing, specifically referring to the provision being waived and signed by the party against whom enforcement of the waiver is being sought. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver. Also, if either party breaches this Agreement and the non-breaching party fails to act, this failure shall not mean that the non-breaching party has waived its right to act as to that breach, or any other breach, in the future.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Charles L. Wilkins			Webster Bank, N.A., acting through its
division
HSA Bank

/s/ Charles L. Wilkins	Date:	11/13/2014	/s/ James C. Smith	Date:	11/13/2014
James C. Smith
Chairman and Chief Executive Officer